Exhibit 99.1

Silver State Bancorp Announces Appointment of Phillip C. Peckman to Its Audit Committee and Compliance with Nasdaq

Audit Committee Composition Requirements

HENDERSON, NV— August 26, 2008 — Silver State Bancorp (NASDAQ: SSBX), the holding company for Silver State Bank, announced today that the Company’s Board of Directors, upon the recommendation of the Nominating and Governance Committee, appointed Mr. Phillip C. Peckman to the Company’s Audit Committee on August 22, 2008.

Mr. Peckman currently serves as the Company’s Acting Chairman of the Board of Directors and satisfies the qualifications, including the independence requirements, necessary to serve as a member of the Company’s Audit Committee. Mr. Peckman had previously served on the Audit Committee prior to the Company’s public offering in 2007.

As previously announced, as a result of the recent resignation of Andrew K. McCain, the Company was not in compliance with the audit committee composition requirements as set forth in Nasdaq Stock Market (“Nasdaq”) Marketplace Rule 4350, which requires a listed company to have an audit committee of at least three independent members. The Company is now in full compliance with Nasdaq audit committee composition requirements.

About Silver State Bancorp

Silver State Bancorp, through its wholly owned subsidiary, Silver State Bank, currently operates 13 full-service branches in southern Nevada and four full-service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Deposit accounts at Silver State Bank are FDIC insured to the maximum allowed by law. Please visit www.silverstatebancorp.com for more information.

Contact

Steve Stern

Stern And Company

(702) 240-9533

steve@sdsternpr.com

Source: Silver State Bancorp